Consent of Independent Registered Public Accounting Firm



We consent to the use of our report dated March 30, 2006 on the accompanying consolidated balance sheets of Samaritan Pharmaceuticals, Inc. (a development stage company)as of December 31, 2005 and 2004 and the related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for the years ending December 31, 2005, 2004 and 2003 and for the period from January 1, 2000 through December 31, 2005, included herein on the registration statement of Samaritan Pharmaceuticals, Inc. on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ Sherb & Co., LLP
-----------------------
SHERB & COMPANY, LLP.
New York, New York
January 9, 2007